Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

March 1, 2007

SEARS HOLDINGS REPORTS FOURTH QUARTER AND FULL YEAR

2006 RESULTS

HOFFMAN ESTATES, IL – Sears Holdings Corporation (“Holdings” or the “Company”) (NASDAQ: SHLD) today reported net income of $820 million, or $5.33 per diluted share, for the fourth quarter ended February 3, 2007, compared with net income of $648 million, or $4.03 per diluted share, for the fourth quarter ended January 28, 2006. For the fiscal year ended February 3, 2007, net income was $1.5 billion, or $9.57 per diluted share compared with net income of $858 million, or $5.59 per diluted share, for the fiscal year ended January 28, 2006. Net income for the year ended January 28, 2006 included an after-tax charge of $90 million, or $0.58 per diluted share, for the cumulative effect of a change in accounting. The Company follows a retail-based financial reporting calendar. Accordingly, the Company’s fiscal 2006 fourth quarter and full-year results reflect the 14- and 53-week periods ended February 3, 2007, respectively, whereas fiscal 2005 contained 13- and 52-weeks for the fourth quarter and full year, respectively.

The Company’s improved quarterly results reflect increased operating income at both Kmart and Sears Domestic, driven primarily by improved margin rate performance, most notably within apparel. The full year results also improved as compared to last year on the basis of strong second half margin performance within apparel, as well as improved expense management across all of the Company’s segments: Kmart, Sears Domestic and Sears Canada. Earnings per diluted share for the quarter also benefited from lower average diluted shares outstanding during the current year quarter as compared with the fourth quarter of fiscal 2005.

“We are making progress as evidenced by our improved financial performance in fiscal 2006, but recognize we still have much work to do. Our improved apparel results are an indication of what can happen when we enhance our offerings and services to better meet customers’ needs,” said Aylwin Lewis, Sears Holdings’ chief executive officer and president. He added, “We believe that actions taken in 2006 to put the right culture and infrastructure in place will provide opportunities for us to expand our successes in 2007 and help us realize our Company vision to improve the lives of our customers by providing quality services, products and solutions that earn their trust and build lifetime relationships.”

Significant Items

A number of items significantly impacted the Company’s fiscal 2006 and fiscal 2005 diluted earnings per share. While these types of items periodically affect the Company’s results, they vary significantly in amount from period to period, and had a disproportionate effect on the Company’s results for the periods presented. Management considers the total impact of these items, along with reported results, when it reviews and evaluates the Company’s financial performance. The impact of these items on diluted earnings per share is shown in the following table:

	Quarters Ended		Fiscal Years Ended
	February 3, 2007	January 28, 2006	February 3, 2007	January 28, 2006	January 28, 2006
					Pro forma(1)
Earnings per diluted share	$5.33	$4.03	$9.57	$5.59	$4.85
Less:
Cumulative effect of change in accounting	—	—	—	(0.58)	(0.55)
Total return swap income (loss)	(0.11)	—	0.29	—	—
Income tax settlements	0.17	—	0.20	—	—
Visa/MasterCard settlement	—	—	0.14	—	—
Legal reserve—AIG Annuity Insurance Co., et al. v. Sears Roebuck	(0.29)	—	(0.29)	—	—
Gain on sale of assets	0.20	0.05	0.32	0.16	0.15
Restructuring charges	—	(0.02)	(0.09)	(0.35)	(0.33)

Earnings per diluted share excluding the above items	$5.36	$4.00	$9.00	$6.36	$5.58

(1)	The reported results for fiscal 2005 include the full year results for Kmart, but Sears results are included only for the period subsequent to the March 24, 2005 Sears and Kmart merger. Therefore, to facilitate an understanding of the Company’s trends and on-going performance, in addition to the reported results for fiscal 2005, the Company has presented pro forma results for fiscal 2005. These pro forma results adjust the reported amounts for fiscal 2005 to give effect to the Merger as if it had occurred at the beginning of fiscal 2004.

The four significant items impacting the fourth quarter of 2006 are: 1) a $27 million pre-tax loss ($17 million after-tax or $0.11 per diluted share) on the Company’s total return swap investments; 2) pre-tax gains of $50 million ($31 million after-tax or $0.20 per diluted share) on sale of assets; 3) a tax benefit of $25 million (or $0.17 per diluted share) related to the resolution of certain income tax matters and 4) a pre-tax charge of approximately $74 million ($45 million after-tax or $0.29 per diluted share) related to an unfavorable verdict in connection with a pre-merger legal matter concerning Sears’ redemption of certain bonds in 2004. As previously disclosed, a verdict was reached by a state court jury in Dallas, Texas on February 2, 2007 that will require the Company’s subsidiary Sears Roebuck and Co. to pay a group of institutional bondholders approximately $74 million in a case relating to the 2004 redemption of certain bonds by Sears, Roebuck following the sale of its credit card business. The Company is filing post-trial motions seeking to overturn the verdict and, if necessary, will file an appeal. There can be no assurance that the Company will be successful in its efforts to challenge the verdict. The increase in the gain on asset sales is primarily due to the recognition of a $41 million pre-tax gain recorded in fiscal 2006 on the sale of the Company’s former Kmart corporate headquarters in Troy, Michigan.

Fourth Quarter and Full Year Revenues and Comparable Store Sales

For the quarter, domestic comparable store sales declined 3.1% in the aggregate, with Sears Domestic comparable store sales declining 4.9% and Kmart comparable store sales declining 0.9%. For the year, domestic comparable store sales declined 3.7% in the aggregate, with Sears Domestic comparable store sales declining 6.1% and Kmart comparable store sales declining 0.6%. The comparable store sales declines at both Kmart and Sears Domestic reflect the impact of increased competition and lower transaction volumes. At Kmart, despite continued pressure from competitor expansion, comparable store sales declined only modestly for both the quarter and year. The decline at Kmart occurred across a number of categories, partially offset by increases within apparel and pharmacy. At Sears Domestic, comparable store sales declined for both the quarter and year across most categories and formats, partially offset by increases in women’s apparel, reflecting what the Company believes are improved assortments in this business relative to last year. In 2005, Sears Domestic modified its apparel assortment to a more “fashion forward” offering, which was not successful and led to significant sales declines within Sears Domestic’s apparel business during the second half of fiscal 2005. During the fourth quarter, the Company experienced a sales decline in its home appliance business as a result of the slower U.S. housing market and increased competition.

For the quarter, total revenues increased $0.2 billion to $16.3 billion for the 14 weeks ended February 3, 2007, as compared to total revenues of $16.1 billion for the 13 weeks ended January 28, 2006. The increase was primarily due the inclusion of an additional week of sales in the fourth quarter of fiscal 2006 (comprised of 14 weeks) as compared to the fourth quarter of fiscal 2005 (comprised of 13 weeks). Full year fiscal 2006 revenues were $53.0 billion as compared to $49.1 billion in fiscal 2005. The increase in fiscal 2006 was primarily due to the inclusion of Sears for the entire year in fiscal 2006 and, to a lesser degree, the inclusion of an additional week of sales in fiscal 2006. Fiscal 2006 revenues declined $1.3 billion, or 2.3%, to $53.0 billion, as compared to fiscal 2005 pro forma revenues of $54.3 billion. The decline versus pro forma revenues for fiscal 2005 primarily reflects lower comparable store sales and the impact of Kmart store closures, partially offset by the added week of sales recorded in fiscal 2006.

Operating Income

Operating income was $1.4 billion for the 14 weeks ended February 3, 2007, as compared to $1.5 billion for the 13 weeks ended January 28, 2006. The decrease in operating income reported for the quarter was due primarily to a $317 million pre-tax gain on the sale of the Sears Canada credit business in fiscal 2005. The gain had no impact on Holdings’ net income as its entire impact was offset by increased minority interest expense. Excluding the $317 million pre-tax gain, fiscal 2005 fourth quarter operating income was $1.2 billion, with the increase in fiscal 2006 primarily reflecting improved margin performance within the domestic apparel business.

Operating income was $2.5 billion for fiscal year 2006, as compared to $2.1 billion for fiscal 2005. Excluding the gain on sale of the Sears Canada credit business in 2005, operating income was $1.8 billion, with the increase in fiscal 2006 primarily reflecting improved margin performance within the domestic apparel business and reduced expense across all business segments. Operating income in fiscal 2005 was negatively impacted by $111 million in restructuring charges at Sears Canada and Kmart as compared with $28 million in such charges at Kmart and Sears Canada in the current year.

Financial Position

The Company had cash and cash equivalents of $4.0 billion at February 3, 2007 (of which $3.3 billion was domestic and $0.7 billion was at Sears Canada) as compared to $4.4 billion at January 28, 2006. During the current quarter, cash and cash equivalents increased $1.9 billion from the $2.1 billion balance at the end of the third quarter, primarily reflecting operating cash flows generated from sales during the holiday selling season. For the year, the Company’s significant uses of its domestic cash included $816 million for share repurchases, $474 million in capital expenditures, $318 million in pension contributions, $282 million to purchase additional interests in Sears Canada, and debt payments, net of new borrowings of $250 million. The Company’s fiscal 2006 year-end domestic cash balance of $3.3 billion was below the Company’s projected year-end balance largely as a result of higher than expected disbursements made relative to federal and state tax payments and lower than expected January sales.

Merchandise inventories at February 3, 2007 were approximately $9.9 billion, as compared to $9.1 billion as of January 28, 2006. The increase as compared to prior year end reflects a number of factors, including timing of inventory receipts ($200 million) primarily due to earlier receipt of spring goods and a higher level of in-transit import inventory, planned increases in certain basic fashion categories ($130 million), increased inventory in hardline categories ($120 million) to place Sears products (Craftsman and appliances) in Kmart stores and pursue incremental Home Décor/Furniture business, and approximately $140 million attributable to lower than expected sales levels. Additionally, at the end of fiscal 2005, the Company reduced inventory in Sears Domestic’s apparel and home fashion businesses as the Company worked to improve merchandise assortments in these categories. The Company continues to review and assess its merchandise inventory levels in an ongoing effort to continuously improve overall returns. Merchandise payables were $3.3 billion at February 3, 2007, as compared to $3.5 billion as of January 28, 2006.

As the result of resolving certain tax matters during the fourth quarter of 2006 pertaining to pre-merger periods, the Company recorded approximately $188 million as a reduction to deferred tax liabilities with an offsetting credit recorded to goodwill. In accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” resolution of these matters result in a direct credit to merger-related goodwill.

Share Repurchase

During the fourth quarter of 2006, the Company repurchased approximately 0.1 million common shares under its share repurchase program at a total cost of $14 million, or an average price of $165 per share. For the full year, the Company repurchased 6 million common shares under its share repurchase program at a cost of $806 million, or an average price of $133 per share. As of February 3, 2007, the Company had remaining authorization to repurchase $604 million of common shares under its existing share repurchase program approved by the board of directors. The remaining shares may be purchased in the open market, through self-tender offers or through privately negotiated transactions. Timing will depend on prevailing market conditions, alternative uses of capital and other factors.

Interest and Investment Income

The following table sets forth the components of interest and investment income as reported on the Company’s income statement. Amounts from prior periods have been reclassified to interest and investment income to conform to current period presentation. The Company previously reported interest income on cash and cash equivalents as a component of net interest expense, and reported other investment income as a component of other income.

	Quarters Ended		Fiscal Years Ended
millions	February 3, 2007	January 28, 2006	February 3, 2007	January 28, 2006
Interest and investment income
Interest income on cash and cash equivalents	$39	$34	$151	$85
Total return swap income (loss)	(27)	—	74	—
Other investment income	1	7	29	42

Total	$13	$41	$254	$127

The Company, from time to time, invests its surplus cash in various securities and financial instruments, including total return swaps, which are derivative contracts that synthetically replicate the economic return characteristics of one or more underlying marketable equity securities. In exchange for receiving the return tied to the position underlying a total return swap, the Company pays a floating rate of interest tied to LIBOR on the notional amount of the contract. The fair value of a total return swap is based on the quoted market price of the underlying position and changes in fair value of the total return swaps are recognized currently in earnings. During fiscal 2006, the Company entered into total return swaps and recognized $74 million of pre-tax investment income. At February 3, 2007, the total return swaps had an aggregate notional amount of $375 million and a fair value of $5 million. These investments are highly concentrated and involve substantial risks. Accordingly, the Company’s financial position and quarterly and annual results of operations may be positively or negatively materially affected based on the timing, magnitude and performance of these investments.

Adjusted EBITDA

For purposes of evaluating operating performance, the Company’s management uses an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement computed as operating income appearing on the statement of operations less depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude certain merger-related costs, nonrecurring gains and restructuring charges. Adjusted EBITDA is used by management to evaluate the operating performance of the Company’s businesses for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

Management compensates for this limitation by using GAAP financial measures as well in managing the Company’s businesses.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;
•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations;
•

Restructuring activities, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results; and

•

Adjusted EBITDA excludes a one-time gain resulting from the settlement of Visa/MasterCard litigation and vice chairman separation expenses, both of which were recorded in the second quarter of fiscal 2006, as well as the legal reserve recorded in connection with a pre-merger legal matter and merger transaction costs which result from extraordinary activities that are not part of normal operations.

Adjusted EBITDA was determined as follows:

	Quarters Ended		Fiscal Years Ended
	February 3, 2007	January 28, 2006	February 3, 2007	January 28, 2006
				Pro Forma
Operating income per statement of income	$1,399	$1,530	$2,523	$2,073
Plus depreciation and amortization	299	282	1,142	1,108
Less gain on sale of assets/businesses	(50)	(331)	(82)	(357)

Before excluded items	1,648	1,481	3,583	2,824

Vice Chairman separation expense	—	—	8	—
Visa/MasterCard settlement	—	—	(36)	—
Merger transaction costs	—	—	—	34
Legal reserve—AIG Annuity Insurance Co., et al. v. Sears Roebuck	74	—	74	—
Restructuring charges	1	7	28	111

Adjusted EBITDA as defined	$1,723	$1,488	$3,657	$2,969

% to revenues	10.6%	9.3%	6.9%	5.5%

Adjusted EBITDA for the Company’s domestic (United States operations) and Sears Canada operations is as follows:

	Quarters Ended				Fiscal Years Ended
	Adjusted EBITDA		% To Revenues		Adjusted EBITDA		% To Revenues
	February 3, 2007	January 28, 2006	February 3, 2007	January 28, 2006	February 3, 2007	January 28, 2006	February 3, 2007	January 28, 2006
						Pro Forma		Pro Forma
Domestic operations	$1,556	$1,303	10.6%	9.0%	$3,248	$2,622	6.8%	5.3%
Sears Canada	167	185	10.2%	11.4%	409	347	7.9%	6.8%

Total Adjusted EBITDA	$1,723	$1,488	10.6%	9.3%	$3,657	$2,969	6.9%	5.5%

Annual Report on Form 10-K

The Company plans to file with the SEC its Annual Report on Form 10-K for the year ended February 3, 2007 on or before April 4, 2007.

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about the Company’s expectations. Forward-looking statements are subject to risks and uncertainties that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements include, but are not limited to, statements about the expected benefits of the business combination of Sears and Kmart, the potential benefits of our investments and future financial and operating results. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Risks and uncertainties include the possibility that we fail to offer products and services that satisfy the desires of our customers, whose preferences may change in the future, or other factors outside the control of Holdings. Actual results may differ materially from those set forth in the forward-looking statements. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation’s third largest broadline retailer with over $50 billion in annual revenues and approximately 3,800 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. The Company is the nation’s largest provider of home services, with more than 13 million service calls made annually. For more information, visit Sears Holdings’ website at www.searsholdings.com.

Sears Holdings Corporation

Consolidated Statements of Income

(Unaudited)

Amounts are Preliminary and Subject to Change	Quarters Ended		Fiscal Years Ended
	Reported		Reported		Pro forma
millions, except per common share data	February 3, 2007	January 28, 2006(1)	February 3, 2007	January 28, 2006(1)	January 28, 2006(1)

REVENUES
Merchandise sales and services	$16,288	$16,044	$53,012	$48,911	$53,962
Credit and financial products revenues	—	42	—	213	299

Total revenues	16,288	16,086	53,012	49,124	54,261

COSTS AND EXPENSES
Cost of sales, buying and occupancy	11,440	11,508	37,820	35,505	39,177
Gross margin dollars	4,848	4,536	15,192	13,406	14,785
Gross margin rate	29.8%	28.3%	28.7%	27.4%	27.4%
Selling and administrative	3,199	3,090	11,581	10,808	12,149
Selling and administrative expense as a percentage of total revenues	19.6%	19.2%	21.8%	22.0%	22.4%
Depreciation and amortization	299	282	1,142	932	1,108
Gain on sales of assets	(50)	(14)	(82)	(39)	(40)
Gain on sale of business	—	(317)	—	(317)	(317)
Restructuring charges	1	7	28	111	111

Total costs and expenses	14,889	14,556	50,489	47,000	52,188

Operating income	1,399	1,530	2,523	2,124	2,073
Interest and investment income	(13)	(41)	(254)	(127)	(159)
Interest expense	82	88	337	323	378
Other income	(9)	(6)	(24)	(37)	(37)

Income before income taxes, minority interest and cumulative effect of change in accounting principle	1,339	1,489	2,464	1,965	1,891
Income taxes	492	533	930	716	705
Minority interest	27	308	44	301	307

Income before cumulative effect of change in accounting principle	820	648	1,490	948	879
Cumulative effect of change in accounting principle (net of income tax benefit of $58)	—	—	—	(90)	(90)
NET INCOME	$820	$648	$1,490	$858	$789

EARNINGS PER COMMON SHARE
Diluted earnings per share before cumulative effect of change in accounting principle	$5.33	$4.03	$9.57	$6.17	$5.40
Diluted earnings per share	$5.33	$4.03	$9.57	$5.59	$4.85
Diluted weighted average common shares outstanding	153.9	160.7	155.7	153.6	162.6

(1) Certain prior period amounts have been reclassified to conform to current year presentation

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change

	Unaudited
millions	February 3, 2007	January 28, 2006
ASSETS
Current assets
Cash and cash equivalents	$3,968	$4,440
Receivables	848	811
Merchandise inventories	9,907	9,068
Other current assets	685	888

Total current assets	15,408	15,207
Property and equipment, net	9,151	9,823
Goodwill	1,692	1,684
Tradenames and other intangible assets	3,437	3,448
Other assets	380	411

TOTAL ASSETS	$30,068	$30,573

LIABILITIES
Current liabilities
Short-term borrowings and current portion of long-term debt	$705	$748
Merchandise payables	3,312	3,458
Unearned revenues	1,073	1,047
Other current liabilities	4,924	5,097

Total current liabilities	10,014	10,350
Long-term debt and capitalized lease obligations	2,850	3,268
Pension and postretirement benefits	1,648	2,421
Minority interest and other liabilities	2,842	2,923

Total Liabilities	17,354	18,962

Total Shareholders’ Equity	12,714	11,611

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$30,068	$30,573

Total common shares outstanding	153.8	159.8

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

2006—Reported	Quarter Ended February 3, 2007
millions		Sears
	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services revenue	$5,879	$8,776	$1,633	$16,288
Cost of sales, buying and occupancy	4,335	5,964	1,141	11,440
Gross margin dollars	1,544	2,812	492	4,848
Gross margin rate	26.3%	32.0%	30.1%	29.8%

Selling and administrative	1,005	1,869	325	3,199
Selling and administrative expense as a percentage of total revenues	17.1%	21.3%	19.9%	19.6%
Depreciation and amortization	22	240	37	299
Gain on sales of assets	(45)	(5)	—	(50)
Restructuring charges	1		—	1

Total costs and expenses	5,318	8,068	1,503	14,889

Operating income	$561	$708	$130	$1,399

Number of:
Kmart Stores	1,388	—	—	1,388
Full-Line Stores	—	935	123	1,058
Specialty Stores	—	1,095	250	1,345

Total Stores	1,388	2,030	373	3,791

2005—Reported	Quarter Ended January 28, 2006
millions		Sears
	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$5,740	$8,727	$1,577	$16,044
Credit and financial products revenues	—	—	42	42

Total revenues	5,740	8,727	1,619	16,086

Cost of sales, buying and occupancy	4,308	6,112	1,088	11,508
Gross margin dollars	1,432	2,615	489	4,536
Gross margin rate	24.9%	30.0%	31.0%	28.3%

Selling and administrative	954	1,790	346	3,090
Selling and administrative expense as a percentage of total revenues	16.6%	20.5%	21.4%	19.2%
Depreciation and amortization	14	228	40	282
Loss (gain) on sales of assets	(15)	1	—	(14)
Gain on sale of business	—	—	(317)	(317)
Restructuring charges	3	—	4	7

Total costs and expenses	5,264	8,131	1,161	14,556

Operating income	$476	$596	$458	$1,530

Number of:
Kmart Stores	1,416	—	—	1,416
Full-Line Stores	—	924	123	1,047
Specialty Stores	—	1,128	252	1,380

Total Stores	1,416	2,052	375	3,843

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

2006—Reported	Fiscal Year Ended February 3, 2007
millions		Sears
	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services revenue	$18,647	$29,179	$5,186	$53,012
Cost of sales, buying and occupancy	14,061	20,120	3,639	37,820
Gross margin dollars	4,586	9,059	1,547	15,192
Gross margin rate	24.6%	31.0%	29.8%	28.7%

Selling and administrative	3,623	6,820	1,138	11,581
Selling and administrative expense as a percentage of total revenues	19.4%	23.4%	21.9%	21.8%
Depreciation and amortization	77	927	138	1,142
Gain on sales of assets	(71)	(11)	—	(82)
Restructuring charges	9	—	19	28

Total costs and expenses	17,699	27,856	4,934	50,489

Operating income	$948	$1,323	$252	$2,523

Number of:
Kmart Stores	1,388	—	—	1,388
Full-Line Stores	—	935	123	1,058
Specialty Stores	—	1,095	250	1,345

Total Stores	1,388	2,030	373	3,791

2005—Reported	Fiscal Year Ended January 28, 2006
millions		Sears
	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$19,094	$25,868	$3,949	$48,911
Credit and financial products revenues	—	—	213	213

Total revenues	19,094	25,868	4,162	49,124
Cost of sales, buying and occupancy	14,462	18,221	2,822	35,505
Gross margin dollars	4,632	7,647	1,127	13,406
Gross margin rate	24.3%	29.6%	28.5%	27.4%

Selling and administrative	3,804	5,968	1,036	10,808
Selling and administrative expense as a percentage of total revenues	19.9%	23.1%	24.9%	22.0%
Depreciation and amortization	47	769	116	932
Loss (gain) on sales of assets	(40)	1	—	(39)
Gain on sale of business	—	—	(317)	(317)
Restructuring charges	54	—	57	111

Total costs and expenses	18,327	24,959	3,714	47,000

Operating income	$767	$909	$448	$2,124

Number of:
Kmart Stores	1,416	—	—	1,416
Full-Line Stores	—	924	123	1,047
Specialty Stores	—	1,128	252	1,380

Total Stores	1,416	2,052	375	3,843

2005—Pro Forma	Fiscal Year Ended January 28, 2006
millions		Sears
	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$19,094	$30,038	$4,830	$53,962
Credit and financial products revenues	—	—	299	299

Total revenues	19,094	30,038	5,129	54,261

Cost of sales, buying and occupancy	14,462	21,239	3,476	39,177
Gross margin dollars	4,632	8,799	1,354	14,785
Gross margin rate	24.3%	29.3%	28.0%	27.4%

Selling and administrative	3,804	7,039	1,306	12,149
Selling and administrative expense as a percentage of total revenues	19.9%	23.4%	25.5%	22.4%
Depreciation and amortization	47	911	150	1,108
Gain on sales of assets	(40)	—	—	(40)
Gain on sale of business	—	—	(317)	(317)
Restructuring charges	54	—	57	111

Total costs and expenses	18,327	29,189	4,672	52,188

Operating income	$767	$849	$457	$2,073

Sears Holdings Corporation

Adjusted EBITDA

Amounts are Preliminary and Subject to Change

	Quarters Ended
	February 3, 2007			January 28, 2006
	Domestic Operations	Sears Canada	Sears Holdings	Domestic Operations	Sears Canada	Sears Holdings
Operating income per statement of income	$1,269	$130	$1,399	$1,072	$458	$1,530
Plus depreciation and amortization	262	37	299	242	40	282
Less gain on sale of assets/businesses	(50)	—	(50)	(14)	(317)	(331)

Before excluded items	1,481	167	1,648	1,300	181	1,481
Legal reserve—AIG Annuity Insurance Co., et al. v. Sears Roebuck	74	—	74	—	—	—
Restructuring charges	1	—	1	3	4	7

Adjusted EBITDA as defined	$1,556	$167	$1,723	$1,303	$185	$1,488

% to revenues	10.6%	10.2%	10.6%	9.0%	11.4%	9.3%

	Fiscal Years Ended
	February 3, 2007			January 28, 2006
	Domestic Operations	Sears Canada	Sears Holdings	Domestic Operations	Sears Canada	Sears Holdings
				Pro Forma	Pro Forma	Pro Forma
Operating income per statement of income	$2,271	$252	$2,523	$1,616	$457	$2,073
Plus depreciation and amortization	1,004	138	1,142	958	150	1,108
Less gain on sale of assets/businesses	(82)	—	(82)	(40)	(317)	(357)

Before excluded items	3,193	390	3,583	2,534	290	2,824
Vice Chairman separation expense	8	—	8	—	—	—
Visa/MasterCard settlement	(36)	—	(36)	—	—	—
Merger transaction costs	—	—	—	34	—	34
Legal reserve—AIG Annuity Insurance Co., et al. v. Sears Roebuck	74	—	74	—	—	—
Restructuring charges	9	19	28	54	57	111

Adjusted EBITDA as defined	$3,248	$409	$3,657	$2,622	$347	$2,969

% to revenues	6.8%	7.9%	6.9%	5.3%	6.8%	5.5%

Sears Holdings Corporation

Pro Forma Reconciliation

The following tables provide a reconciliation from the as reported results to the pro forma results presented for Sears Holdings, Sears Domestic and Sears Canada for the fiscal year ended January 28, 2006.

Sears Holdings	Fiscal Year Ended January 28, 2006(1)
millions	As reported	Pre-merger Activity	Purchase Accounting	Pro Forma
Merchandise sales and services	$48,911	$5,051	$—	$53,962
Credit and financial products revenues	213	86	—	299

Total revenue	49,124	5,137	—	54,261

Cost of sales, buying and occupancy	35,505	3,672	—	39,177
Selling and administrative	10,808	1,330	11	12,149
Depreciation and amortization	932	147	29	1,108
Gain on sales of assets	(39)	(1)	—	(40)
Gain on sale of business	(317)	—	—	(317)
Restructuring charges	111	—	—	111

Total costs and expenses	47,000	5,148	40	52,188

Operating income (loss)	2,124	(11)	(40)	2,073
Interest and investment income	(127)	(32)	—	(159)
Interest expense	323	57	(2)	378
Other income	(37)	—	—	(37)

Income before income taxes, minority interest and cumulative effect of change in accounting principle	1,965	(36)	(38)	1,891
Income tax expense (benefit)	716	4	(15)	705
Minority interest	301	6	—	307

Income before cumulative effect of change in accounting principle	948	(46)	(23)	879
Cumulative effect of change in accounting principle, net of tax	(90)	—	—	(90)

NET INCOME (LOSS)	$858	$(46)	$(23)	$789

(1) Certain prior period amounts have been reclassified to conform to current year presentation

Sears Domestic	Fiscal Year Ended January 28, 2006(1)
millions	As reported	Pre-merger Activity	Purchase Accounting	Pro Forma
Merchandise sales and services revenue	$25,868	$4,170	$—	$30,038
Cost of sales, buying and occupancy	18,221	3,018	—	21,239
Selling and administrative	5,968	1,060	11	7,039
Depreciation and amortization	769	116	26	911
Loss (gain) on sales of assets	1	(1)	—	—
Gain on sale of business	—	—	—	—

Total costs and expenses	24,959	4,193	37	29,189

Operating income (loss)	$909	$(23)	$(37)	$849

Sears Canada	Fiscal Year Ended January 28, 2006(1)
millions	As reported	Pre-merger Activity	Purchase Accounting	Pro Forma
Merchandise sales and services	$3,949	$881	$—	$4,830
Credit and financial product revenues	213	86	—	299

Total revenues	4,162	967	—	5,129

Cost of sales, buying and occupancy	2,822	654	—	3,476
Selling and administrative	1,036	270	—	1,306
Depreciation and amortization	116	31	3	150
Loss (gain) on sales of assets	—	—	—	—
Gain on sale of business	(317)	—	—	(317)
Restructuring charges	57	—	—	57

Total costs and expenses	3,714	955	3	4,672

Operating income (loss)	$448	$12	$(3)	$457